Exhibit 10(g)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         The Employment Agreement between Northwest Natural Gas Company, an Oregon corporation ("NNG"), and Mark S. Dodson ("Dodson") dated July 2, 1997, as previously amended on December 18, 1997 (the "Agreement"), is hereby further amended as follows:

1. Section 5.1 of the Agreement is amended to read in its entirety as follows:

         "5.1 In General. Executive supplemental retirement income benefits under the ESRIP normally are available upon vesting that begins after 5 years of service, and the amount of benefits then increases with additional years of service. This Agreement provides for payment of ESRIP benefits even though Dodson is not otherwise vested in such benefits and provides for benefits at higher levels than Dodson would otherwise be entitled based on his years of service. For determination of any ESRIP payment starting before Dodson's age 65 normal retirement date, Dodson shall be treated as though he qualifies for and will receive an "early annual retirement allowance" under the Company's Retirement Plan, and Dodson's ESRIP benefits shall not be subject to reduction under Section 2.02-3 of the ESRIP based on age at retirement. If entitled to receive ESRIP benefits under this Agreement, Dodson may select any of the benefit payment options under Section 3.01 of the ESRIP for which he is eligible."

2. Section 5.2 of the Agreement is amended in its entirety to read as follows:

         "5.2 Full ESRIP. NNG shall be liable under the ESRIP to pay Dodson the full ESRIP benefit using the 65 percent normal retirement income target provided under Section 2.01-2 of the ESRIP once any of the following conditions has been satisfied:

                  (a) Dodson's employment is terminated for any reason after he completes the Second Term;

                  (b) Dodson becomes totally and permanently disabled at any time during employment by NNG;

                  (c) NNG terminates Dodson without cause, where "cause" has the meaning set forth in paragraph 4(iii) of Dodson's separate amended and restated severance agreement dated September 24, 1998; or

                  (d) Dodson becomes entitled to receive severance benefits for termination of employment in connection with a change in control, where such entitlement is determined under the provisions of Dodson's separate amended and restated severance agreement dated September 24, 1998."

3. Section 5.3 of the Agreement is amended to read in its entirety as follows:

         "5.3 One-half ESRIP. If, after the end of the Initial Term but prior to the end of the Second Term, Dodson terminates employment with NNG under circumstances where he is not entitled to full ESRIP benefits under Section 5.2 above, NNG shall be liable under the ESRIP to pay Dodson the greater of
                  (a) the benefit he would otherwise be entitled to under the ESRIP, or (b) a one-half ESRIP benefit using a 32.5 percent normal retirement income target under ESRIP Section 2.01-2 in place of the 65 percent target."

4. Except as otherwise provided herein, all other provisions of the Agreement shall remain in full force and effect.

IT IS SO AGREED:

NORTHWEST NATURAL                            MARK S. DODSON
GAS COMPANY

/s/ R. G. Reiten                             /s/ Mark S. Dodson
-------------------------                    ----------------------------
Title:  President and CEO                    Dated:  September 24, 1998

Dated:  September 24, 1998

APPROVED BY THE BOARD OF DIRECTORS OF NORTHWEST NATURAL GAS COMPANY

                                             By: /s/ Benjamin R. Whiteley
                                                 ------------------------
                                             Its Lead Director
                                             Dated:  September 24, 1998